July 31, 2007

Dear Fellow Stockholder:

We are writing to inform you that the Topps Board of Directors has scheduled a special meeting of stockholders for Thursday, August 30, 2007 at 2:00 PM local time. At the special meeting, you will be asked to consider and vote upon the proposed merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC. The meeting will be held at Topps’ executive offices, located at One Whitehall Street, New York, NY, 10004.  Stockholders of record of the Company as of August 10, 2007 will be entitled to vote at the special meeting. At present, the Board recommends that stockholders vote ‘‘for’’ the proposed merger.

The interests of the Board of Directors are aligned with yours, and as such your Board remains committed to obtaining the best possible outcome for all of Topps’ stockholders. To that end, Topps continues to negotiate with Upper Deck to see if a consensual transaction that is superior to the pending Tornante-Madison Dearborn transaction can be reached. The Board is also waiting to see the results of Upper Deck’s latest filing with the Federal Trade Commission (‘‘FTC’’) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (‘‘HSR ACT’’). This review period is due to expire August 3, 2007, unless otherwise terminated or extended by the FTC. There can be no assurance that Topps and Upper Deck will reach an agreement as to a superior transaction.

As previously noted, the Tornante – Madison Dearborn transaction has obtained all required domestic and foreign antitrust regulatory approvals relating to its acquisition of Topps.

Approval of the merger agreement requires the affirmative vote of a majority of the shares of Topps outstanding common stock. The failure to vote or abstaining from voting has the same effect as a vote against the merger agreement. Accordingly, please sign, date and return the enclosed WHITE proxy card promptly in the envelope provided to vote FOR the merger! If you hold your stock through a bank, broker, or other custodian, that custodian will not vote your stock without your instruction. Please follow the procedures provided by your custodian to ensure that your vote is represented at the special meeting.

The enclosed proxy statement and supplement contain important information about the transaction. We urge you to read it carefully in its entirety. The Board will announce the next annual meeting date once it has been scheduled. In setting that date, the Board will take into account any developments in its process to maximize value for stockholders.

Thank you for your support.
Sincerely,
Arthur T. Shorin Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to MacKenzie Partners in the self-addressed, stamped envelope provided today. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group. Remember - only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885